Exhibit 23.1









To Board of Directors
CORT Business Services Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-99008 and 333-1172), and Form S-8 (No. 33-72724) of CORT
Business Services Corporation of our report dated March 15, 1996 with respect to the consolidated balance sheets of Evans Rents as of December 31, 1995 and 1994, and the related consolidated statements of operations, statements of shareholders' deficit, and cash flows for each of the two year periods ended December 31, 1995, and the related financial statements schedule included therein, which report appears in the Form 8-K of CORT Business Services Corporation dated June 13, 1996.



                                            ERNST & YOUNG LLP



Los Angeles, California
June 13, 1996









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